Exhibit 21.1

SUBSIDIARIES OF BRIGHTHOUSE FINANCIAL, INC.
As of 12/31/2024

Name of Subsidiary	Jurisdiction of Incorporation of Organization

BLIC Property Ventures, LLC	Delaware
BLICNY Property Ventures, LLC	Delaware
Brighthouse Assignment Company	Connecticut
Brighthouse Holdings, LLC	Delaware
Brighthouse Investment Advisers, LLC	Delaware
Brighthouse Life Insurance Company	Delaware
Brighthouse Life Insurance Company of NY	New York
Brighthouse Reinsurance Company of Delaware	Delaware
Brighthouse Renewables Holding, LLC	Delaware
Brighthouse Securities, LLC	Delaware
Brighthouse Services, LLC	Delaware
Euro TI Investments LLC	Delaware
Euro TL Investments LLC	Delaware
Greater Sandhill I, LLC	Delaware
New England Life Insurance Company	Massachusetts
The Prospect Company, LLC	Delaware
TLA Holdings LLC	Delaware
TLA Holdings II LLC	Delaware

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